Exhibit 99.1

Capital A Berhad signs Letter of Intent with NASDAQ-listed Aetherium Acquisition Corp for business combination

KUALA LUMPUR, 1 November 2023 - Capital A Berhad, the investment holding company of AirAsia, airasia MOVE (formerly known as airasia Superapp), logistics venture Teleport, and Capital A aviation services group, announced today that it has entered into a Letter of Intent (“LOI”) with Aetherium Acquisition Corp (NASDAQ: GMFI), a Special Purpose Acquisition Company (“SPAC”) listed on the Nasdaq stock exchange, for a proposed business combination merger with Capital A International, to be incorporated.

The proposed business combination would result in Capital A International, a new investment and strategic development company that leverages the “AirAsia” brand and capitalises on core capabilities in aviation, travel and hospitality and digital technologies, becoming a standalone publicly traded company in the U.S. With 100% equity interest in AirAsia Brand and Leasing, Capital A International intends to generate revenue from brand royalty and the leasing of aircraft. Additionally, it will be involved in tactical acquisition, incubation and partnerships to provide platforms for entrepreneurs.

The proposed business combination will be at an indicative equity value of United States Dollars (“USD”) 1 billion based on an independent valuation of the AirAsia Brand.

CEO of Capital A, Tony Fernandes said, “This is a coming-of-age moment for Capital A, which has morphed from AirAsia into a low-cost, value driven aviation and travel services group in five entities, the first of which that’s coming to the public market would be Capital A International. We are taking the first step to venture out of our home ground, which is ASEAN, and exploring listing on the pinnacle of markets in terms of capital raising. We are confident that the exposure of the U.S. financial markets and Nasdaq listing would help us accelerate the delivery of our strategy as we improve access to capital, broaden our shareholder base and meaningfully raise our profile globally.

“Our proposed business combination with Aetherium serves as a testament to the growth opportunity ahead. The ASEAN region in recent years has emerged as one of the world’s most dynamic and fastest growing economic hubs. Yet, there are limited vehicles for which global investors can participate in the vibrancy of this pivotal market. Leveraging the strength and reach of the AirAsia brand, Capital A International will offer an exceptional opportunity to harness the investment potential of the region.”

Jonathan Chan, CEO of Aetherium Acquisition Corp said, “It is a privilege to be working with a storied entrepreneur such as Tony Fernandes to help bring Capital A International to the U.S. capital markets. AirAsia has had a transformative impact on the lives of tens of millions of people across Southeast Asia, making affordable air travel a reality. The AirAsia brand is associated with innovation, convenience, adventure, and value. This new entity will present investors with the opportunity to tap into the growth of the ASEAN region with a high-quality profitable asset and exceptional management team. We look forward to finalising the business combination agreement in the weeks to come.”

Under the terms of the LOI, Capital A plans to divest all issued and outstanding share capital of Capital A International. The LOI with Aetherium Acquisition Corp reflects a mutual interest in the potential collaboration, subject to necessary regulatory approvals and conditions from Bursa Securities, the Central Bank of Malaysia and other relevant authorities. Capital A remains committed to complying with all regulatory requirements and is optimistic about the potential benefits of the proposed business combination.

A detailed announcement will be made upon the signing of a definitive agreement for the Proposed Business Combination.

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About Capital A

Capital A (formerly known as AirAsia Group) is an investment holding company with a portfolio of synergistic travel and lifestyle businesses that leverage data and technology, including the world’s leading low-cost carrier AirAsia, an aviation services group, airasia Superapp and fintech BigPay as well as logistics venture Teleport. Capital A’s vision is to create and deliver products and services that focus on offering the best value at the lowest cost, underpinned by robust data accumulated over 20 years in operation and one of Asia’s leading brands that remains committed to serving the underserved in ASEAN and beyond.

About Aetherium Acquisition Corp

Aetherium Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry, sector, or geographical region.

Capital A Contacts

Investors

Joanna Ibrahim

joannaibrahim@airasia.com

Media

Maryanna Kim

maryannakim@airasia.com

US

Julia Fisher

Julia.Fisher@edelmansmithfield.com

Europe

John Kiely

John.Kiely@edelmansmithfield.com

Aetherium Acquisition Corp Contact

info@aetheriumcapital.com